DIGITAS INC

33 ARCH STREET, BOSTON MA 02110

WWW.DIGITASINC.COM    Tel 617.369.8000

Contact:
Investors	News Media
Maggie Morris	John Stevens
(617) 369 8577	(617) 867 1451
maggiemorris@digitasinc.com	jstevens@digitasinc.com

DIGITAS INC. COMPLETES ACQUISITION OF MEDICAL BROADCASTING COMPANY

BOSTON, January 31, 2006—Digitas Inc. (NASDAQ: DTAS) today said that it has completed the acquisition of Medical Broadcasting Company (MBC), one of the largest healthcare interactive agencies in the country. The acquisition brings to Digitas Inc. a third agency offering digital professional services to pharmaceutical and healthcare marketers. MBC currently employs approximately 140 people and is led by its co-founders David Kramer and Linda Holliday.

“MBC complements our organic strategy to help pharmaceutical and healthcare clients grow their digital and direct relationships with patients,” said David Kenny, chairman and chief executive officer, Digitas Inc. “What’s more, MBC’s depth and talent in helping clients grow their digital and indirect relationships with healthcare professionals offers a capability that we believe is central to success in healthcare relationship marketing. I am thrilled to welcome our new colleagues and our new clients to our family of digital pioneers.”

David Kramer, chief executive officer, Medical Broadcasting Company said, “MBC as a part of Digitas Inc. holds tremendous potential, and Linda and I, along with our people and our clients, are truly excited.”

Guidance

As a result of the closing of the acquisition, Digitas Inc. today also updated Q1 2006 and Full Year 2006 guidance estimates that had been offered on January 26, 2006. For the full year 2006, Digitas Inc. said that it anticipates fee revenue of $405 million–$427 million. The company also said it expects to achieve earnings per share calculated in accordance with generally accepted accounting principles of $0.46–$0.56 for the full year 2006. In addition, Digitas expects adjusted cash earnings1 of $0.61–$0.71 per share for the full year 2006.

For the first quarter 2006, the company anticipates fee revenue of $95.5 million–$99.5 million, earnings per share calculated in accordance with generally accepted accounting principles of $0.12–$0.14, and adjusted cash earnings1 of $0.15–$0.17 per share.

About Digitas Inc.

The companies of Digitas Inc. (NASDAQ: DTAS) help blue-chip global brands develop, engage and profit from their customers through digital, direct and indirect relationships. Driving accountable and measurable relationship engines, the agencies are known for the marriage of art (creativity and insight) and science (analytics, measurement and strategy) across digital and direct media. Founded in 1980, Digitas Inc. is headquartered in Boston. The Digitas agency has locations in Boston, Chicago, Detroit and New York. The Medical Broadcasting Company is located in Philadelphia. The Modem Media agency has locations in Atlanta, London, Norwalk, and San Francisco.

1 The company’s projected adjusted cash earnings calculation excludes from its GAAP earnings amortization of intangible assets, stock-based compensation, restructuring expenses (income), and extraordinary items, if any, and employs the company’s actual tax provision. The company believes its adjusted cash earnings calculations are meaningful as they exclude any noncash charges which the company believes are not necessarily indicative of the performance of the company’s underlying business. Management believes the presentation of earnings excluding these charges provides useful information to investors as measures of operating performance basic to the company’s ongoing operations and comparable from period to period. The following table reconciles projected adjusted cash earnings per share to GAAP earnings per share:

	3 Months Ended 3/31/06		12 Months Ended 12/31/06
	Low End	High End	Low End	High End
GAAP earnings	$0.12	$0.14	$0.46	$0.56

Amortization of intangible assets	0.01	0.01	0.04	0.04
Stock-based compensation	0.02	0.02	0.11	0.11

Total of adjustments	$0.03	$0.03	$0.15	$0.15

Adjusted cash earnings	$0.15	$0.17	$0.61	$0.71

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements by Messrs. Kenny and Kramer, statements under the caption “Guidance” regarding management’s expectations with respect to future revenues, earnings per share and adjusted cash earnings per share and statements regarding the company’s future business prospects. These and all other forward-looking statements in this press release are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from those projected or implied in such forward-looking statements. Such factors include, without limitation, overall economic and business conditions, the demand for the company’s services (including the willingness and ability of the company’s clients to maintain or expand their spending), competitive factors in the company’s markets, the company’s ability to sublet its excess real estate in the anticipated time frame, and the company’s ability to effectively manage its growth and client relationships, the company’s timing and ability to successfully integrate MBC’s operations (including migration of MBC to the company’s systems and controls) and employees, the introduction of new services by competitors or the entry of new competitors into the markets for the company’s and MBC’s services, the failure by the company to retain key employees and clients of MBC, failure to further develop and successfully market MBC’s service offerings, failure to achieve anticipated revenues and earnings, costs related to the acquisition, among other factors. A further list and description of some of the risks and uncertainties potentially impacting the company’s business and future performance can be found in the company’s filings with the Securities Exchange Commission. Guidance offered by Digitas senior management today represents a point-in-time estimate made early in the first quarter and is based upon numerous assumptions that while believed to be reasonable may not prove to be accurate. The company expressly disclaims any current intention or obligation to update this forecast or any other forward-looking statement contained in this press release.